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EXHIBIT (a)(1)(E)

INSTRUCTIONS

        1.    TO REVIEW THE OFFER.    Please carefully review the Offer to Amend and Exchange, dated as of April 29, 2004. If you would like an additional copy of the Offer to Amend and Exchange or a copy of the prospectus or any other related document, you may request one by calling Joseph Markey at Valentis at (650) 697-1900, extension 369.

        2.    TO PARTICIPATE IN THE OFFER.    To participate in the offer, you must properly complete, sign, date and deliver to us the Election Form, and deliver to us your original executed warrants before 5:00 p.m. Pacific Daylight Time on May 27, 2004, unless extended. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME. Delivery will be deemed made only when the Election Form and your warrants are actually received (not postmarked) by us. The acceptable methods of delivering the Election Form and your warrants are:

BY MAIL, COURIER SERVICE
OR IN PERSON, TO:

Valentis, Inc.
863A Mitten Road
Burlingame, California 94010

        If delivery is by mail, we urge you to mail sufficiently in advance of the expiration of the offer to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. You should retain the return receipt for your records. Any type of delivery is at your own expense.

        If you do not submit an Election Form or your warrants prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the offer. In that case, (a) your warrants will remain outstanding until they terminate or are exercised and (b) you will have no rights to any amended warrants.

        3.    ACCEPTANCE OF WARRANTS FOR AMENDMENT.    When Valentis accepts your tendered warrants and we amend them, you will have no further rights to them.

        4.    TO WITHDRAW ELECTION.    To withdraw from the Offer, you must properly complete, sign, date and deliver to us the Withdrawal Form before 5:00 p.m. Pacific Daylight Time on May 27, 2004, unless extended. Delivery will be deemed made only when the Withdrawal Form is actually received (not postmarked) by us. Withdrawal Forms must be delivered according to one of the acceptable methods of delivery indicated above in the section "To Participate in the Offer." Once you have withdrawn your tendered warrants, you may retender your warrants before the expiration of the Offer only by again following the delivery procedures described above in the section "To Participate in the Offer." We will return to you your previously tendered warrants promptly after we receive the Withdrawal Form pursuant to the terms of the Offer.

        Questions may be directed to Joseph Markey at Valentis at (650) 697-1900, extension 369.

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INSTRUCTIONS